EX-4.20 AGREEMENT - SURRENDER OF STOCK OPTIONS - EMPLOYEES

                                                              September 11, 2001

         The undersigned is the holder of options to purchase _________________ shares of common stock ("Options") of ConSyGen, Inc. (the "Company"). The agreement(s) evidencing the Options are hereby amended to (i) reduce the exercise price to $_____ per share, (ii) increase option shares to purchase to _______________, and (iii) provide that the Options shall not be exercisable until such time as the Company increases to at least 125,000,000 the number of its authorized but unissued shares of common stock and completes an S-8 registration.

         In the event the employee is laid off by CSGI prior to the increase in the authorized shares becoming effective, the employee will have nine months from the day the increase becomes effective to exercise their options.

         Please indicate your agreement with the foregoing by countersigning this letter where indicated below and returning a copy to the undersigned. Except as modified hereby, the agreement(s) evidencing Options shall remain in full force and effect.

                                             Sincerely,

                                             By: _______________________________

ACCEPTED AND AGREED:
ConSyGen, Inc.

By:  ____________________________________
     Eric J. Strasser, Chief Financial Officer